                                                                    EXHIBIT 4.32

                            TRANSLATION PURPOSES ONLY

LOAN AGREEMENT (THE "AGREEMENT") ENTERED INTO BY AND BETWEEN INNOVA, S DE R.L. DE C.V. AS BORROWER (THE "BORROWER") REPRESENTED IN THIS ACT BY ALEXANDRE MOREIRA PENNA DA SILVA AND MARIA AZUCENA DOMINGUEZ COBIAN; AS GUARANTORS, GRUPO TELEVISA, S.A. ("TELEVISA") REPRESENTED IN THIS ACT BY MR. JOAQUIN BALCARCEL SANTA CRUZ AND MR. JUAN SEBASTIAN MIJARES ORTEGA AND NEWS CORPORATION ("NEWSCORP") REPRESENTED IN THIS ACT BY MR. LAWRENCE A. JACOBS, (EACH, TELEVISA AND NEWSCORP A "GUARANTOR" AND JOINTLY THE "GUARANTORS"); AND HSBC MEXICO, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO HSBC (THE "LENDER" OR "HSBC") REPRESENTED IN THIS ACT BY MR. JORGE CASAS DE LA TORRE, IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

      I. The Borrower declares that:

      (a) Incorporation; Corporate Purpose. It is a limited liability, variable-capital company duly incorporated pursuant to the laws of the United Mexican States ("Mexico"), duly authorized in accordance with its corporate purpose to execute this Agreement and all other Credit Documents, to subscribe Promissory Notes, to undertake the obligations set forth in the Credit Documents, as well as to carry out its activities in the manner in which they are presently carried out. A certified copy of the public deed that contains the outstanding by-laws of the Borrower is attached hereto as Exhibit A.

      (b) Capacity; Authorizations; Enforceable Obligations. (i) The execution of this Agreement and all other Credit Documents, as well as the subscription of the Promissory Notes have been legally authorized by the Borrower's Board of Managers and are contemplated in its corporate purpose, and the Borrower, for such purposes does not require any additional authorization (corporate, governmental or of any other nature) in accordance with its by-laws.

            (ii) This Agreement and all other Credit Documents constitute valid obligations of the Borrower; enforceable against him pursuant to their terms, except that such enforceability may be affected by laws related to insolvency or bankruptcy matters.

            (iii) Its legal representatives, Mr. Alexandre Moreira Penna Da Silva and Mrs. Maria Azucena Dominguez Cobian have the legal capacity and authority to execute this Agreement and the Promissory Notes in name and representation of the Borrower, and that as of the date hereof, such faculties have not been revoked or limited in any way. A certified copy of the public deed that contains the powers-of-attorney granted by the Borrower to Mr. Alexandre M. Penna and Mr. Carlos Ferreiro Rivas as well as the certificate issued by the secretary of the Borrower's Board of Mangers, by means of which it is certified that in the session of such board dated November 4, 2004 the execution of this Agreement by the legal representatives above mentioned are attached hereto as Exhibit B.

      (c) Non-performance. Nor the signature or compliance of the Credit Documents nor the accomplishment of the transactions contemplated in them, violate or may cause the non-performance according to, any agreement in which the Borrower acts as a party, the Borrower's by-laws or to its knowledge, any Legal Requirement applicable to the Borrower.

      (d) Consents and Approvals. It does not require any governmental or third party authorization for the execution of this Agreement or the other Credit Documents, nor for the subscription of the Promissory Notes, or for the validity or enforceability of such documents or for the compliance of its obligations pursuant the same.

      (e) Financial Information. (i) Its audited consolidated financial statements for the year ended December 31, 2003 and its internal consolidated financial statements as of September 30, 2004, reflect in a truthful, sufficient and reasonable manner its consolidated financial situation in such dates, and they have been prepared pursuant to Mexican GAAP, applied in a consistent manner. Copies of such financial statements, as well as the external auditor's report of the audited consolidated financial statements for the year ended December 31, 2003 are attached hereto as Exhibit C.

            (ii) Since September 30, 2004 there has been no event or circumstance, which has had or may reasonably be considered to have a Relevant Adverse Effect.

      (f) Litigations. As of the date of execution of this Agreement there are no actions nor pending litigations, including conflicts of civil, commercial, environmental, tax, labor, administrative nature, or litigations of any nature, before any court, Governmental Authority or arbitrator, including without limitation the Federal Telecommunications Commission or the Ministry of Communications and Transports, that affect or that reasonably may affect the Borrower's operation or consolidated financial situation, or that affect or that reasonably may affect the compliance of the Borrower's obligations pursuant this Agreement or the Promissory Notes, and in which the demanded amount exceeds USD$50,000,000.00 (fifty million dollars 00/100, US Cy.) or its equivalent in any other currency.

      (g) Payment Preference; Liens. (i) Its payment obligations under this Agreement and the Promissory Notes are at the same level, in regard to preference and rank, and they are not subordinated in relation to any other Borrower's unsecured obligation of payment except for those obligations that have preference by law.

            (ii) The only Permitted Liens are those constituted over the assets, property of the Borrower and its Subsidiaries, which are necessary to carry out the main business of the Borrower.

      (h) Subsidiaries. All of the Borrower's Subsidiaries are listed in Exhibit E attached hereto.

      (i) Assets' Property. (a) Except for situations which, jointly, may not reasonably be considered to have a Relevant Adverse Effect, the Borrower and its Subsidiaries are the legitimate owners, holders or lessees, as the case may be, of all the real estate or personal property used in its transactions, and none of such assets are subject to any Lien, except for Permitted Liens and, (b) the Borrower maintains insurances over such assets according to the terms established in section (e) of Clause Eleventh herein.

      (j) Taxes. The Borrower and its Subsidiaries have submitted all of the tax returns which they are obliged to submit according to any Legal Requirement and have paid the corresponding contributions, except for those not due and appealed in good faith through the corresponding appropriate procedures, and with respect to those with which the Borrower maintains sufficient reserve funds as required by Legal Demand or the Mexican GAAP and those which's non statement or payment will not reasonably cause a Relevant Adverse Effect. The determination of tax liabilities, actualizations and reserve funds registered in the accounting registry books of the Borrower regarding taxes or any other payment liability of governmental nature are, in the Borrower's opinion, accurate in all its significant aspects.

            (ii) The execution of this Agreement is not a legal or fact situation contemplated in the current tax laws to the execution date of this Agreement, that arise in the imposition of any tax, contribution, deduction, charge, government charge, withholding or any other tax liability, in or imposed by Mexico or any other political subdivision or any tax authority of the same or in the same.

      (k) Compliance with the Law. It is in compliance with all of the applicable Legal Requirements, except those which's noncompliance does not cause a Relevant Adverse Effect in the Borrower or which's application is being appealed in good faith and by the appropriate corresponding procedures. The execution of this Agreement, the subscription of the Promissory Notes and the compliance of its obligations does not contravene any Legal Requirement applicable to the Borrower that may have a Relevant Adverse Effect. As of the date of this Agreement, it is not in non-compliance with any of its contractual obligations, which may cause a Relevant Adverse Effect.

      (l) Provided Information. All of the information that the Borrower provided prior to the execution of this Agreement to the Lender, for purposes of, or in relation with this Agreement, (other than the financial projections and other planning information prepared over reasonable basis and with good faith by the Borrower, and conditioned by the presumptions expressed at the time of its delivery or submission), as well as the information provided after this date, is and shall be correct and accurate in every significant aspect in the date of its delivery, certification, or whenever it is declared, and shall not omit or will omit, as the case may be, any element or relevant or necessary information for the purposes of the recitals hereinabove, or that induces to the error or its omission causes a Relevant Adverse Effect. The Borrower has revealed in writing to the Lender each and every fact, that it is aware of, that may have a Relevant Adverse Effect.

      (m) Granting of the Loan; Use of Funds. It has requested from the Lender the granting of a loan in Mexican currency of an amount up to $1,012,000.00 (one thousand and twelve million pesos 00/100 Mx. Cy.) which shall be used to refinance debts that represent a pending amount of USD$88,000,000.00 (eighty eight million dollars US. Cy.), originated by an issuance of bonds named "Senior Notes" due in 2007, as well as to cover the expenses related with the execution of this Agreement, all other Credit documents and the prepayment of the bonds named "Senior Notes".

      (n) Non Defaults or Events of Default. No Default or Event of Default has occurred nor is occurring.

      II. Each of the Guarantors declares, only in the recitals referring to such Guarantor and not with respect to other Guarantor, that:

      (a) Incorporation; Corporate Purpose. (i) Televisa is a corporation duly incorporated pursuant the laws of Mexico, and (ii) NewsCorp is a company duly incorporated pursuant the laws of Delaware, United States of America. Are fully authorized in accordance with their corporate purposes to execute this Agreement, and to subscribe the Promissory Notes and, in case of Televisa, the Surety and for the case of NewsCorp, the Corporate Guaranty; and to undertake the obligations set forth in the Credit Documents in their capacity of Guarantors, as well as to carry out its activities in the manner in which they are presently carried out. A certified copy of the public deed that contains the outstanding by-laws of Televisa, and an extract of the by-laws of NewsCorp, certified by NewsCorp's secretary, are attached hereto as Exhibit A.

      (b) Capacity; Authorizations; Enforceable Obligations. (i) The execution of this Agreement and all other Credit Documents, as well as the subscription of the Promissory Notes have been legally authorized by each of the Guarantor and are contemplated in their corporate purposes and none of the Guarantor requires any additional authorization (corporate or of any other nature) for such purposes in accordance with its by-laws.

            (ii) This Agreement and all other Credit Documents constitute valid and enforceable obligations; enforceable against each Guarantor pursuant their terms, except if such enforceability may be affected by laws related to insolvency or bankruptcy matters or that they affect the creditors' rights.

            (iii) Its legal representatives, Mr. Joaquin Balcarcel Santa Cruz and Mr. Juan Sebastian Mijares Ortega for Televisa, and Mr. Lawrence A. Jacobs for NewsCorp are empowered to execute this Agreement and the Promissory Notes in name and representation of the corresponding Guarantors, and that as of the date of this Agreement, such authorizations have not been revoked or limited in any way. A certified copy of the public deed that contains the powers-of-attorney granted by Televisa to Mr. Joaquin Balcarcel Santa Cruz and Mr. Juan Sebastian Mijares Ortega; and the similar document, pursuant the laws of the domicile of NewsCorp, which contains the powers of attorney granted by this one to Mr. Lawrence A. Jacobs, are attached hereto as Exhibit B.

      (c) Consents and Approvals. It does not require any governmental or third party authorization for the execution of this Agreement or, the Surety, in case of Televisa, and the Corporate Guaranty, for the case of NewsCorp, nor for the subscription of Promissory Notes, or for the validity or enforceability of such documents or the compliance of its obligations pursuant the same.

      (d) Litigations. As of the date of this Agreement, there are no actions or no pending litigations, including conflicts of civil, commercial, environmental, tax, labor or litigations of any nature, before any Governmental Authority or arbitrator, that, to its understanding, affect or may reasonably affect the Guarantor's operation or its consolidated financial situation, which might cause a Relevant Adverse Effect, or that affect or may reasonably affect the compliance of its obligations set forth in this Agreement, the Promissory Notes, and the Surety, in case of Televisa, and the Corporate Guaranty, in the case of NewsCorp, as the case may be.

      (e) Financial Information. Its consolidated and audited financial statements for the as of December 31, 2003, in case of Televisa, and as of June 30, 2003, in case of NewsCorp, which's copies are attached hereto as Exhibit C reflect in an adequate manner its financial situation consolidated for the period contemplated in them, and such have been prepared pursuant to Mexican GAAP, for the case of Televisa and the general accepted accounting principles of the United States of America for the case of NewsCorp.

      (f) Compliance with Agreements. The execution of this Agreement, the Surety, in case of Televisa and the Corporate Guaranty for the case of NewsCorp, the subscription of Promissory Notes and the compliance of its obligations set forth in such documents do not contravene any Legal Requirement applicable to each one of the Guarantors, any disposition provided in its by-laws or its contractual obligations, which is deemed that may cause a Relevant Adverse Effect.

      (g) Surety and Guaranty. By virtue of the business, corporate financial administrative and judicial relations held with the Borrower, it is in their interest to execute this Agreement with the purpose of granting a Surety, in case of Televisa, and the Corporate Guaranty, in the case of NewsCorp, but limited in the Guaranteed Percentages set forth for each of the Guarantors in Clause Tenth herein, in the terms of the documents attached hereto as Exhibits E-1 and E-2, respectively, with the purpose of guaranteeing before the Lender the compliance of all the payment obligations of the Borrower in accordance with this Agreement.

      III. The Lender declares that:

      (a) It is a corporation duly incorporated pursuant the laws of Mexico, fully authorized in accordance with its corporate purpose to execute this Agreement and the Credit Documents, and to undertake the obligations set forth in the Credit Documents, as well as to carry out its activities in the manner in which they are presently carried out. A certified copy of the public deed that contains the present by-laws of the Lender is attached hereto as Exhibit "A".

      (b) The execution of this Agreement and all other Credit Documents, have been legally authorized by HSBC and do not requires any additional authorization (corporate, governmental or of any other nature) in accordance with its by-laws.

      (c) This Agreement and all other Credit Documents constitute valid obligations; enforceable against the Lender pursuant its terms, except if such enforceability may be affected by laws regarding insolvency or bankruptcy matters.

      (d) Its legal representative, Mr. Jorge Casas de la Torre, have the legal capacity and authority to execute this Agreement and all other Credit Documents in name and representation of the Lender, and that as of the date of this Agreement, such authorization have not been revoked or limited in any way, as evidenced in the copy of the public deed that contains such faculties, which is attached hereto as Exhibit G.

      (e) Nor the signature or compliance of the Credit Documents nor the consummation of the transactions contemplated in them violate or originate the nonperformance according to, any agreement in which the Lender acts as a party, its by-laws or, to its knowledge, any Legal Requirement applicable to the Lender, except those that reasonably do not cause a Relevant Adverse Effect according to this Agreement.

      (f) It does not require any governmental or third party authorization for the execution of this Agreement or the other Credit Documents, or for the validity or enforceability of such documents or the compliance of its obligations pursuant the same.

      (g) As of the date of this Agreement there are no actions or no pending litigations, including conflicts of civil, commercial, environmental, tax, labor, or litigations of any nature, before any court, Governmental Authority or arbitrator, which affect or may reasonably affect the compliance of its obligations set forth in this Agreement and other Credit Documents.

      (h) Over the basis of the recitals of the Borrower and each of the Guarantors, it is willing and binds to grant the Loan requested by the Borrower and with respect of which the Guarantors bind, in accordance with the terms and subject to the conditions herein.

Accordingly, the parties hereto agree the following:

CLAUSES

      FIRST. Defined Terms. Capitalized terms shall have the following meanings for purposes of this Agreement:

      "Affiliate" shall mean, with respect to any Person, any other Person, which, directly or indirectly, through one or more intermediaries, controls to, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" shall mean the faculty of determining the administration and policies of such Person, directly or indirectly, through the holding interests with voting rights, by agreement or any other means. For the purposes of this Agreement Televisa, NewsCorp, DirecTV and any other Person that owns shares or interests in the Borrower, and the corresponding Subsidiaries or Affiliates of these Persons, shall be considered as Affiliates of Borrower.

      "Agreement" shall have the meaning set forth in the preamble of this Agreement.

      "Asset Disbursement" shall mean, for any asset necessary for the business operation of such Person, any sale, sale and lease back, lease, assignment or any other disbursement of such asset.

      "Assignee" shall have the meaning provided in Clause Twelfth, paragraph
(c)(i) hereof.

      "Borrower" shall have the meaning set forth in the preamble of this Agreement.

      "Business Day" shall mean any day in which the credit institutions in Mexico City carry out operations and that are not authorized to close. Notwithstanding the above, for purposes of this Agreement, Saturdays or Sundays and December 31 of every year would not be considered as a Business Day.

      "Capital Leases" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) movable goods or real estate property, or both, to the extent such obligations are required to be classified and accounted for as a Capital Lease on the balance sheet of such Person under Mexican GAAP, in the understanding that for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Mexican GAAP.

      "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

      "Consolidated EBITDA" shall mean, for any period (without duplication), for the Borrower and its Subsidiaries, the sum of consolidated profit (determined pursuant to Mexican GAAP) of transaction for such period, before devaluation and amortization, plus incomes resulting from interests.

      "Consolidated Financial Expenses" shall mean, for any period (without duplication) the Consolidated Interest Expenses for such period, excluding the principal component of rents regarding Capital Lease obligations paid by Borrower and its Subsidiaries and the interests caused by obligations with Affiliates and Subsidiaries.

      "Consolidated Interest Expenses" shall mean, for any period, the total of the net expenses caused by interest of the Borrower and its consolidated Subsidiaries imputable to such period in accordance with Mexican GAAP.

      "Consolidated Leverage Rate" shall mean, the Debt to the last day of any fiscal period of three months, divided by the Consolidated EBITDA to such date (based on the last four (4) fiscal quarters that end in such quarter).

      "Corporate Guaranty" shall mean the agreement named "Corporate Guarantee" or "Guarantee Agreement" to be executed by NewsCorp ( or any successor or assignee of NewsCorp as permitted by this Agreement) and the Lender in terms of Exhibit E-2 hereof and that once signed shall be an integral part of this Agreement.

      "Credit Documents" shall mean this Agreement, the Surety, in case of Televisa, the Corporate Guaranty for the case of NewsCorp, the Promissory Notes, and any other document or instrument executed under this Agreement or those agreed to in writing by Lender and Borrower.

      "Debt" means, with respect to any Person, without duplication, (i) all the payment obligations derived from a loan, (ii) all the obligations set forth in bonds, commercial obligations, promissory notes or any similar document, (iii) all the obligations to pay the deferred purchase price of goods or services which's purchase price is due after a year, commencing on the date in which the possession of such goods and on the date in which the services were rendered and that such have interest costs, (iv) all the obligations of such person as a lessee agree with Capital Leases, (v) all the third party Debt granted by such Person with a Lien over any asset of such Person, in the understanding that the amount of such Debt will be the one resulting from the value of such asset, as such value is registered in the most resent balance sheet of such Person, (vi) all the obligations in which such Person incurred in connection with export financing. Not withstanding the aforementioned, Debt shall not include liabilities related to: (A) undue accounts derived from the ordinary course of business (including, without limitation, programmers payments; frequent assets purchase such as de-codifying boxes, parabolic antennas, "LNBs" dispositives and remote controls; Masters, distributors and repairers payments; obligation payments in behalf of satellite or transponders services, etc.), (B) all the obligations (present, past or futures) which result from the purchase of assets of companies dedicated to the same line of business of the Borrower or its Subsidiaries, including the purchase of shares, equities, participations, subscribers lists, systems, among others, (C) all undue payments which does not have a known financial cost (D) federal, local, and municipal income tax, value added taxable, assets or any other Mexican, United States of America or any other jurisdiction taxes, including withholdings to workers in accordance with the applicable social security or labor legislation (E) amounts received by the Borrower or its Subsidiaries derived from the deposit agreements or other agreements with third parties in order to lend the publicity service, restricted television service or any other service to such third parts, proving on money, promissory notes, account receivables, or other assets, (F) credit bond endorsement for its deposit or cashing, or similar operations in the ordinary course of the business, (G) Accredited or its Subsidiaries Debt in favor of (x) any Affiliate or (y) the Borrower or its Subsidiaries respectively, (H) Any canceled or satisfied Debt according to the terms set forth in such Debt, (I) Debt as lessee or guarantor under any satellite or transponder lease (it does not matter if such leases are cataloged as Capital Leases or not).

      "Default" shall mean any Event of Default or any other fact or circumstance that constitutes an Event of Default by the simple time passing, notice or both.

      "Derivative" shall mean, for any Person, all the transactions resulting, including without limitation, futures over capital, capital coverage, transactions involving foreign exchange, futures over foreign exchange, transactions involving exchange in interest rates, exchange options or similar operations, and all obligations of such Person, direct or contingent, that guarantee other Person's obligations with respect to such transactions.

      "DirecTV" shall mean The DirecTV Group, Inc.

      "Direct TV Purchase" shall have the meaning set forth in Clause Tenth herein.

      "Disbursement" shall have the meaning provided in Clause Third Paragraph
(a) hereof.

      "Disbursement Date" shall have the meaning provided in Clause Third paragraph (a) hereof.

      "Event of Default" shall have the meaning provided in Clause Fourteenth hereof.

      "Governmental Authority" shall mean any government agency or any state, department or other political subdivision of the same, or any governmental organism, agency, authority (including any central bank or fiscal or environmental authority), any entity (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in the jurisdiction over such Person or where such Person has its principal place of business.

      "Guaranteed Percentage" shall have the meaning provided in Clause Tenth hereof.

      "Guarantor" or "Guarantors" shall have the meaning set forth in the preamble of this Agreement.

      "Grupo Salinas" shall mean any of the following Persons, as well as any Affiliate or subsidiary of the same: Ricardo Salinas Pliego, Grupo Elektra, S.A. de C.V.; Grupo Iusacell, S.A. de C.V.; TV Azteca, S.A. de C.V.; Biper, S.A. de C.V.; Unefon, S.A. de C.V.; Banco Azteca, S.A., Institucion de Banca Multiple; Seguros Azteca, S.A. de C.V. o Afore Azteca, S.A. de C.V., Administradora de Fondos para el Retiro. For purposes of this definition, subsidiary shall mean any company in which any Person owns more than 50% (fifty percent) of its voting shares, either directly or indirectly through other companies, associations, trusts or other entity, or, in which by any means, have the authority to appoint the majority of the members of the board of directors or similar board, or to determine the operation politics of the corresponding company.

      "Innova" shall mean the Borrower.

      "Interest Coverage Rate" shall mean, for any period, the relation of (i) the Consolidated EBITDA for such period, divided by (ii) the Consolidated Financial Expenses for the same period for which the Consolidated EBITDA was calculated.

      "Interest Payment Date" shall have the meaning provided in Clause Fifth paragraph (b) hereof.

      "Interest Period" shall have the meaning provided in Clause Fifth paragraph (b) (ii) hereof.

      "Interest Rate" shall have the meaning provided in Clause Fifth paragraph
(a) hereof.

      "Legal Requirement" shall mean, for any Person, any law, regulation, bulletin, or demand by any Governmental Authority, in each case applicable to or binding for such Person or its properties or if such Person's properties or assets are submitted to.

      "Lender" shall have the meaning set forth in the preamble of this Agreement.

      "Lien" shall mean with respect to any asset, any mortgage, encumbrance, pledge, trust agreement, lien, charge or other encumbrance of any kind, or any other type of preferential arrangement over such asset that has the practical effect of creating a security interest, priority, preferential arrangement or lien over such asset and that such asset is necessary for the operation of the principal business of the Borrower.

      "Loan" shall have the meaning provided in Clause Second hereof.

      "Loan Commission" shall mean 0.15% (zero point five percent) over the principal amount of the Loan, calculated in the Disbursement Date.

      "Maturity Date" shall mean precisely December 2, 2011.

      "Mexican GAAP" shall mean, on any date, generally accepted accounting principles in Mexico in full force and effect on such date but in all cases enforceable at the time of their application. If any change in the Mexican GAAP occurs, and such change results in a variation in the method of calculating financial rates, parameters or terms in this Agreement, then both, Borrower and Lender agree to perform the necessary and convenient negotiations to amend such provisions in this Agreement with the purpose of reflecting such changes in the Mexican GAAP with the desired result that the criteria used to evaluate the financial situation of the Borrower stays the same after those changes as if such had not occurred. Until such amendments are adopted and executed by the Borrower, all the financial limits, measures and terms of this Agreement shall continue to be calculated or interpreted as if such changes in the Mexican GAAP had not occurred.

      "Mexico" shall have the meaning set forth in Recital I paragraph (a) hereof.

      "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

      "NewsCorp" shall mean News Corporation.

      "Notice of Disbursement" shall have the meaning provided in Clause Third paragraph (a) hereof.

      "Penalty Interest Rate" shall have the meaning provided in Clause Sixth hereof.

      "Permitted Lien" shall have the meaning provided in Clause Twelfth paragraph (b) hereof.

      "Person" shall mean an individual, company, corporation, trust, joint-venture, limited liability company, irregular business entity or any other business entity or Governmental Authority with or without legal capacity.

      "Promissory Note" shall have the meaning provided in Clause Third paragraph (a) hereof.

      "Relevant Adverse Effect" shall mean any circumstance, event or condition that adversely and significantly affects (a) the business, conditions (financial or any other kind), transactions, performance or principal properties of the Borrower in a consolidated manner, (b) the validity, legality, related nature or enforceability of this Agreement or the Promissory Notes, or the rights and resources of the parties according to such documents, or (c) the ability of the Borrower or the Guarantors to comply with its obligations pursuant this Agreement, the Promissory Notes or any other Credit Document.

      "Responsible Officer" shall mean, for any Person, the CEO, the CFO, the Controller or any legal representative with sufficient power of such Person as long as such legal representative has a managing position in the Person.

      "S&P" shall mean Standard & Poor's ratings Group and its successors.

      "Subsidiary" shall mean, with respect to any Person, such company, association, joint venture, limited liability company, trust, trust estate or other business entity of which (or in which) more than 50% of (a) in case of a company the issued and circulating shares representative of the capital stock entitled to vote, (b) in case of a limited liability partnership, association, or joint-venture, the interests with participation in the capital stock or profits of such limited liability partnership, association or joint-venture entitled to vote, or (c) in case of a trust or similar figure, the economic rights, which are directly or indirectly owned or controlled by (x) such Person,
(y) such Person and one or more of its Subsidiaries, or (z) one or more of the Subsidiaries of such Person.

      "Surety" shall mean the surety agreement to be executed by the Televisa (or any successor or assignee of Televisa, as permitted by this Agreement) and the Lender in terms of Exhibit E-1 hereof, and that once signed it shall be considered integral part of this Agreement.

      "Televisa" shall have the meaning set forth in the preamble.

      "Termination Value" shall mean in any date and with respect to any Derivative, the total of the liquidations ant other amounts (without place to compensation, claim or other deduction) that, as determined with good faith by financial institutions with national or international recognition satisfying Lender and Borrower should be payable in case of any incompliance, event of default, illegality or other event that led to early termination or liquidation of the corresponding transaction involving Derivatives.

      SECOND. Loan. Subject to the terms and conditions of this Agreement, Lender agrees to grant to Borrower in the Disbursement Date and by means of a sole Disbursement, a loan (the "Loan") for the amount of $1'012,000,000.00 (one thousand and twelve million pesos 00/100 Mexican currency) payable in eight (8) equal quarter payments according to Clause Seventh.

      THIRD. Loan due legal Disbursement; Lender commitment. (a) The Loan will be available to the Borrower in only one exhibition (the "Disbursement"). The Disbursement will be made only on December 10, 2004, (the "Disbursement Date"), if and only if the Borrower delivers a due-notice to the Lender, duly signed by a Responsible Officer of the Borrower, in which should be specified the disbursement amount and the Disbursement Date (the "Notice of Disbursement") with at least [three (3) Business Days] before the Disbursement Date.

      (b) The Disbursement will be subject to the compliance of the conditions established in Clause Thirteenth hereof, and having been delivered to the Lender the Promissory Notes described in the following subsection (c).

      (c) The Disbursement will be performed, according to the following subsection (d), against the delivery by the Borrower to the Lender, of eight Promissory Notes subscribed by the Borrower and the Guarantors, as guarantees, through their respective attorneys-in-fact, who will be subject to the established form in the Exhibit H of this Agreement (from here on, on an individual basis, the "Promissory Note", and jointly, the "Promissory Notes"), same that together each and every one of them on equal amounts will sum up the amount of the Disbursement, in Pesos, Local Currency.

      (d) For purposes of the Loan administration, the Lender will subscribe the Disbursement amount to BBVA-Bancomer account No. 0448157111, Branch Office 0952, on behalf "Innova S. de R.L. de C.V.", CLABE 012180004481571114.

      FOURTH. Commission. Borrower shall pay to Lender in the Disbursement Date the Loan Commission.

      FIFTH. Interest. (a) (i) Borrower shall pay to Lender without need of previous demand, interest on the unpaid principal amount of the Loan for each Interest Period, from the Disbursement Date to the Maturity Date, at a rate per annum equal to 10.55% (ten point fifty five percent) (the "Interest Rate").

      (b) (i) Interest shall be payable on the last Business Day of each Interest Period (each of such dates, an "Interest Payment Date") according to the payment calendar set forth in "Appendix 1" hereof; provided that the last Interest Payment Date shall occur precisely in the Maturity Date.

            (ii) "Interest Period" shall mean each 28 (twenty eight) days period that (i) in the case of the first Interest Period will begin in the Disbursement Date and will end on January 7, 2005; and (ii) for each of the following Interest Periods, it shall begin on the last day of the preceding Interest Period and will end after 28 (twenty eight).

            (iii) Interest shall be calculated considering the number of days that effectively ran from the last Interest Payment Date until the corresponding Interest Payment Date.

            (iv) Any Interest Period that ends after Maturity Date shall end precisely on such date.

            (v) All accumulated interest in accordance with this Agreement, shall be calculated for the effective days over a year of three hundred and sixty (360) days, including the first day but excluding the last one of the corresponding term.

      SIXTH. Penalty Interest. In the case of delay in the payment of any payable amount pursuant this Agreement or the Promissory Notes (including interest, if permitted by the applicable law), penalty interest over the unpaid amount of the Loan since the date on which such payment shall be paid until the date in which is totally paid, at a rate per annum equal to adding to percentage points (2%) to the applicable Interest Rate during the period in which the non-fulfillment occurs and continues (the "Penalty Interest Rate").

      To calculate penalty interest, the applicable Penalty Interest Rate shall be divided by three hundred and sixty (360) and the result shall be applied to the unpaid and due amounts, resulting the daily penalty interest, which Borrower binds to pay on demand according to this Agreement.

      SEVENTH. Loan Payment. Borrower shall pay to Lender the principal amount of the Loan according to the calendar and amounts established hereby, amount in which are not included interest, commissions, and expenses regarding the Loan:

Principal Payment Date                          Amount
  April 23, 2010                           $126,500,000.00
  July 16, 2010                            $126,500,000.00
  October 8, 2010                          $126,500,000.00
  December 31, 2010                        $126,500,000.00
  March 25, 2011                           $126,500,000.00
  June 17, 2011                            $126,500,000.00
  September 9, 2011                        $126,500,000.00
  December 2, 2011                         $126,500,000.00

            EIGTH. Prepayments of Principal. (a) The Borrower may carry out prepayments of the principal amount of the Loan, prior irrevocable written notice delivered to the Lender within 5 (five) Business Days prior to the date in which the prepayment will be done, the amount paid shall be decreased from the outstanding amount of the Loan, applying the amortization which will be due before, and successively. The Borrower may not use (dispose) the amounts prepaid.

            (b) In the event that a prepayment is done on an Interest Payment Date, the Borrower shall not be obliged to pay any kind of commission or penalty. In the event that a prepayment is done on a date different from an Interest Payment Date, the Borrower shall pay the Lender, the charges derived from such situation within the 15 (fifteen) days following in which the Lender delivers a reimbursement requirement for such effects, in the understanding that along with such requirement, the Lender shall deliver the Borrower a document in which the calculations made in order to obtain the amount of the charges are described.

            (c) In the event that a prepayment is made on a date different from the Interest Payment Date, the Lender shall pay the Borrower the profit obtained from such situation within the 15 (fifteen) days following the date in which the Borrower delivers a reimbursement requirement, provided that the Borrower shall deliver the Lender, along with such requirement, a document in which the calculations made in order to obtain the amount of the benefits are described, or the Lender determines in good faith the amount of the corresponding benefit jointly delivering to the Borrower, a document in which the calculations made in order to obtain the amount of the benefits are described.

            (d) In the event that the Borrower does not carry out any of the prepayments which he had notified the Lender on the date programmed, the Borrower shall pay the Lender upon the Lender's request, any cost or expense in which the Lender reasonably incurred with respect to the prepayment of such amount, prior proof of the payments made by the Lender.

            NINTH. Payments. (a) Except to the extent otherwise provided herein and in other Credit Documents, all payments of principal, interest, commissions and other amounts payable with respect to the Credit to be made by the Borrower, shall be made tax free and without deduction, set-off or counterclaim or any kind of responsibility with respect to tax liabilities payable pursuant to the law, regulations and any other applicable provision in Mexico, without any kind of compensation, in immediately available funds, before 15:00 hours (Mexico City, Federal District, Mexico time), on the date on which such payment shall become due. The aforementioned, shall not be applicable with respect to the income tax and other similar taxes payable by the Lender or any other assignee, participant or acquirer of the rights pursuant to this Agreement with respect to his income or total assets pursuant to the laws, regulations and other applicable provisions in Mexico. Such payments shall be debited by the Lender each day of payment of commissions, interests or principal, as the case may be, from the account number 4028303873 that the Borrower has with the Lender, or to any other bank account which the Lender indicates to the Borrower no later than 5 (five) Business Days prior to the date of the corresponding payment.

            (b) In the event the due date of any payment of the Borrower, would otherwise fall on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

            (c) The Lender shall give back to the Borrower, for their cancellation, the Promissory Notes granted pursuant to this Agreement, promptly upon receipt of the payment of the principal, interests and other sums granted by such Promissory Notes.

            TENTH. Surety and Corporate Guaranty. In this act, Televisa and NewsCorp agree to enter into the Surety and the Corporate Guaranty, respectively, in the terms set forth in the layouts attached hereto as Exhibits E-1 and E-2, respectively, such documents, once executed will be an incorporated to this Agreement, whereby each Guarantor shall guarantee, individually and severally, Borrower's obligations under this Agreement and the Promissory Notes as set forth in such Surety and Corporate Guarantee and up to and limited the percentages granted by each Guarantor as determined in each such documents (such percentage with respect of each Guarantor, the "Guaranteed Percentage"):

            In addition to the Surety and the Corporate Guaranty granted in this Clause by Televisa and NewsCorp, respectively, the Guarantors bind to subscribe the Promissory Notes, which shall be subscribed pursuant to this Agreement in their capacity of guarantors. The Promissory Notes shall be subscribed as evidencing the dispositions made under the Loan (causality) and in the terms of the form of Promissory Note attached to this Agreement as Exhibit F.

            Notwithstanding the contents of this clause, the Guarantors in a jointly manner and by means of a written notice may require to change the Guaranteed Percentage by each of them pursuant to the terms of the Surety and/or the Corporate Guaranty in the understanding that such change may not exceed +/- 15% (fifteen percent) of the total amount of the secured obligations, and in the understanding, however, that at any time, they shall altogether grant 100% (one hundred percent) of the payment obligations of the Borrower pursuant to this Agreement, provided, that in case the DirecTV Purchase (as defined below) occurs, then the totality of the loan owed to the Lender shall be 100% guaranteed by Televisa, and Televisa shall execute a new Surety reflecting such situation and that the old Surety shall no longer be in effect and the portion of the loan owed to DirecTV as a result of the DirecTV Purchase shall not be subject to any guarantee of any of the Guarantors.

Subject to the terms hereof, NewsCorp shall have the right to substitute its Corporate Guarantee for one of its affiliate DirecTV in the following cases:

            (i) if at the time of such substitution DirecTV has a credit rating equal or higher than BBB- or any equivalent rating credit status and that such credit status qualification is given by Moody's or S&P, or

            (ii) if (A) at the time of such substitution DirecTV has a credit rating equal or higher than BB by any of Moody's or S&P or an equivalent qualification, and (B) the Lender has agreed a reasonable increase adjustment of the Interest Rate in order to reflect the additional risk to which the Lender is subject to. Notwithstanding the foregoing, in case, that after the Corporate Guarantee is substituted by DirecTV, the DirecTV Purchase occurs pursuant to the terms of this Section, the parties agree that the Interest Rate shall be adjusted back to the annual fixed interest rate of 10.55% (ten point fifty five percent).

            DirecTV shall have the right to purchase from the Lender and the Lender shall assign to DirecTV (the "DirecTV Purchase") all of Lender's rights and obligations under this Agreement that are equivalent to all NewsCorp's Guaranteed Percentage of the outstanding obligation, by DirecTV paying to Lender an amount equal to all of NewsCorp's Guaranteed Percentage of the outstanding obligation.

            Upon consummation of the DirecTV Purchase and once NewsCorp's Guaranteed Percentage is paid to the Lender in full, (i) NewsCorp's guaranty and any other of its payment obligations under the Credit Documents shall be released in full, except for any obligations that have become effective prior to such DirecTV Purchase, (ii) Televisa shall thereafter continue to guaranty 100% of the amounts owed to the Lender after the DirecTV Purchase (and for the avoidance of doubt the portion of the loan purchased by DirecTV under the DirecTV Purchase, is not and shall not be guaranteed by Televisa), and (iii) the Interest Rate shall be a fixed annual interest rate of 10.55%.

      Subject to the terms of this Agreement each of the Parties hereto, hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered, and filed such further documents and instruments, as may be necessary or as may be reasonably requested in order to fully effectuate the DirecTV Purchase and the substitution of the Surety and the Promissory Notes. Upon DirecTV substitution of the NewsCorp's Guarantee Percentage or the occurrence of the DirecTV Purchase, DirecTV shall agree to indemnify, defend and hold harmless Televisa and the

Borrower from and against any and all liabilities, costs or expenses arising out of, resulting from or relating to the transfer of such guaranty obligation or the DirecTV Purchase.

      ELEVENTH. Covenants. As long as any payable amount pursuant to this Agreement and the Promissory Notes remains unpaid, the Borrower, and, the Guarantors (only with respect to the obligations set forth in section (a), subsection (i) and section (n) of this Clause with refer to the Guarantors as obligors) shall be subject to the following:

      (a) Financial Statements and other Balances. The Borrower and the Guarantors (only with respect to subsection (i) below) shall deliver the Lender:

            (i) as soon as possible, but, in any event, within the 180 (one hundred and eighty) days following the closing of fiscal year of the Borrower and the Guarantors, a copy of the consolidated audited financial statements of the Borrower and of each of the Guarantors corresponding to such fiscal year, that include consolidated balance sheets, income statements, changes in the financial situation and in the shareholders' equity of the Borrower and of each one of the Guarantors for such fiscal year, along with a report issued by any external accounting firm known within the jurisdiction where it is located. In addition and in the case of the Lender only, a certificate issued by the Responsible Officer in the format attached herein as Exhibit I, in which he declares that no Default or Event of Default with respect to the Borrower has occurred or is happening, or a document which contains a description of the nature of the Default or Event of Default with respect to the Borrower has occurred or is still happening, as well as the acts which have been carried out or which they suggest that shall be carried out with respect to such Default or Event of Default; and

            (ii) as promptly as possible, but, in any event, within the 90 (ninety) days following the closing of the each one of the first 3 (three) quarters of each fiscal year of the Borrower, the internal consolidated financial statements of the Borrower, which include the balance sheet and the financial statements corresponding to the period which begins at the end of the of the last fiscal year and ends at the end of such quarter, certificates issued by any Responsible Officer of the Borrower which states that such information was prepared according to Mexican GAAP, and a certificate issued by a Responsible Officer of the Borrower in the format attached herein as Exhibit I, in which he declares that no Default or Event of Default with respect to the Borrower has occurred or is happening, or a document which contains a description of the nature of the Default or Event of Default with respect to the Borrower has occurred or is still happening, as well as the acts which have been carried out or which they suggest that shall be carried out with respect to such Default or Event of Default.

            (iii) Simultaneously to the delivery made by the Borrower of the financial information pursuant to this Clause Eleventh (a) (i) and (ii), the Borrower shall deliver the Lender, a certificate issued by a Responsible Officer of the Borrower which includes all the information and calculations necessary to determine the fulfillment of the Borrower's obligations set forth in section (a)
(i) and (ii) of Clause Twelfth herein.

         (b) Notice of Events of Default and Litigation. The Borrower shall furnish the Lender:

            (i) as soon as available, and in any event within ten (10) days after the date in which it becomes aware of any Default or any Event of Default, a document in which a Responsible Officer of the Borrower describes such Default or Event of Default and the acts which have been carried out or which they suggest that shall be carried out with respect to the same; and

            (ii) in a timely manner, a notice of all litigation, actions and proceedings before any Court, Governmental Authority or arbitration panel affecting the Borrower or any of its Subsidiaries or any notice received from the Borrower or any of its Subsidiaries with respect to any potential responsibility, actual or potential violation of any law or regulation (including without limitation environmental laws), only in the event that the aforementioned might have a Relevant Adverse Effect.

      (c) Compliance with Laws and Contractual Obligations, Etc. The Borrower shall comply, and will verify that each one of its Subsidiaries complies with all the applicable Legal Requirements (including, those related to licenses, concessions, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to have the possessions of its assets or to carry out its activities, antitrust laws, environmental laws social security and equity funds laws), as well as with any other of its relevant contractual obligations, except that the non compliance with the aforementioned might not, under the Borrower's perspective, have a Relevant Adverse Effect.

      (d) Payment of the Obligations. The Borrower shall pay, and will verify that each one of its Subsidiaries pays, before incurring in a late payment, (i) all the taxes, contributions, rights and governmental charges determined, levied or demanded, and (ii) all the obligations which pursuant to the law derive from this agreement or other applicable laws, which lack of payment may cause a lien on its assets, only in the event that the aforementioned concepts are being appealed or that their lack of payment is not expected to have a Relevant Adverse Effect; in the provided, however, that the necessary reserves pursuant to Mexican GAAP are duly kept.

      (e) Maintenance of Insurance. The Borrower shall continue to maintain, and will assure that its Subsidiaries maintain, insurances with well known insurance companies, for the amounts and risk coverage normally obtained by companies involved in similar business in Mexico and which are own similar goods related to the activities carried out by the Borrower in a consolidated manner, except for insurances related to satellite obligations and of any transponder, and in connection with the operation and management of such.

      (f) Management of the Business and Maintenance of the Corporate Structure. The Borrower shall continue carrying out the same kind of activities and businesses as carried out at the moment considering the ordinary variations of the business that emerge from the innovation of technology and the tendencies of the business of the corresponding industry, and shall maintain, and enforce each one of its Subsidiaries to maintain their legal existence (except of those which's non existence does not cause a Relevant Adverse Effect), rights (legal or statutory), licenses, authorizations, permits, notifications, registries and franchises (the "Rights") which are considered necessary to carry out its main business; in the understanding that nor the Borrower nor any of its Subsidiaries shall be obliged to maintain their legal existence with respect to a merger or a consolidation carried out pursuant to the provisions set forth in Clause Twelfth, section (c); and in the understanding as well , that nor the Borrower nor any of its Subsidiaries shall be obliged to conserve any of the Rights in the event the Borrower or any of its Subsidiaries, discretionally, in good faith, decides that not keeping them might be a good commercial strategy, and that the loss of such Right is not reasonably considered to have a Relevant Adverse Effect. In any case, such obligation shall be construed as a limit for the Borrower or any of its Subsidiaries to start new businesses related to the telecommunication industry and others related to such industry.

      (g) Books and Registries. The Borrower shall keep and will make its Subsidiaries keep, the corresponding registry and accounting books, that shall contain correct and complete entries with respect to all financial operations, assets and the business of the Borrower and each one of its Subsidiaries, such entries shall be made pursuant to Mexican GAAP (with respect to the Borrower and its Mexican Subsidiaries) or with any other applicable accounting principles (with respect to the Borrower's foreign Subsidiaries, as the case may be).

      (h) Maintenance of the Assets. The Borrower:

            (i) shall maintain and conserve, and will assure that each one of its Subsidiaries maintains and conserves all the assets to carry out its main activities properly and in normal conditions, except for the ordinary use and waste of the assets in possession of the subscribers of the Borrower or its Subsidiaries or those which waste does not cause a Relevant Adverse Effect.

            (ii) shall maintain, conserve and protect its intellectual property rights and all governmental or third party authorizations, franchises, concessions, licenses and permits necessary to carry out the main business of the Borrower and its Subsidiaries, provided that section (i) and this section
(ii) will not impede that the Borrower or any of its Subsidiaries stop operating and maintaining any of assets, or that they will allow the expiration of some concessions, authorizations, licenses or permits as long as such is desired for the operation of the business and that such operation stop, individually or jointly, will not cause a Relevant Adverse Effect.

      (i) Destiny of the Loan. The Borrower shall use the Loan to prepay the bonds defined as "Senior Notes" due on 2007 for an amount of USD$88'000,000.00 (eighty eight million dollars, US Cy.) and the expenses related to the execution of this Agreement and the other Credit Documents and the prepayment of the bonds defined as "Senior Notes".

      (j) Preference in the Payment Pari Passu. The Borrower shall carry out all the necessary acts to make that all of the Borrowers obligations pursuant to this Agreement, the Promissory Notes and the other Credit Documents remain in full force an effect, with preference in the payment at least in the same level with respect to al the other Debt of the Borrower, except for those payment obligations of the Borrower which have a payment preference in virtue of the applicable law.

      (k) Transactions with Affiliates. The Borrower shall carry out and make that each one of its Subsidiaries carries out relevant transactions for its main business with any of its Affiliates, such transactions, under the Borrowers criteria, shall be market value.

      (l) Maintenance of Governmental Authorizations. The Borrower shall maintain in full force and effect all the authorizations of, registrations before any Governmental Authorities necessary pursuant to the applicable laws to carry out the main activities (including without limitation, environmental laws), in order to comply with the obligations herein and for the enforceability of this Agreement, except that the lack of such authorizations or registrations are not expected to cause a Relevant Adverse Effect.

      (m) Surveillance Rights. Upon the Lender's request, with at least 10 (ten) Business Days prior to the corresponding date, the Borrower shall allow that the representatives appointed by the Lender, examine the accounting registries and/or the properties of the Borrower and interview the corresponding officers or external auditors, during business days and hours, in the understanding that such surveillance shall not interfere with the Borrower's ordinary course of business, all the information to which such representatives have access shall be kept confidential pursuant to the provisions herein and that such surveillance shall be carried out by employees of the Lender and not by third parties. The expenses derived from such visits shall be paid by the Lender, unless a Default or Event of Default has occurred, in such case the expenses shall be paid by the Borrower.

      (n) Control. The direct or indirect participation of the Guarantors in the Borrower's capital stock, shall at all times remain jointly or separately with respect to one or both of them, in at least 51% (fifty one percent) of the Borrower's Capital Stock, provided however, that for purposes of the calculation of the participation those shares or interests not entitled to vote or that fit in the "neutral" classification parameters, in the event such percentage is less, the Guarantors shall either jointly or separately have the capacity, directly or indirectly, to appoint the majority of the members of the Board of Managers (or of Directors, in the event it is constituted like that in the future) of the Borrower, in the understanding, however, that such participation might be decreased in the event that a public offer is carried out by the Borrower, in which case, such percentages will be reduced proportionally to the percentage of the capital matter of such public offer, and in the understanding that in such case, the percentage of the Loan granted by the Guarantors which will jointly cover 100% (one hundred percent) of the obligations herein.

      TWELFTH. Negative Covenants. As long as any amount payable pursuant to this Agreement and the Promissory Notes remains unpaid, the Borrower agrees:

      (a) Financial Limitations.

            (i) The Borrower shall not allow that the Consolidated Leverage Rate exceeds at any time 4:1.

            (ii) The Borrower shall not allow that the Interest Coverage Rate at any time be less than 2:1.

      (b) Liens. The Borrower shall not constitute, assume, nor allow the existence of any Lien over any of its assets, and will not allow that its Subsidiaries constitute, assume or allow the existence of any Lien over any of its assets, unless such are necessary to carry out the Borrower's principal business, either if such goods are owned by them or if they will be acquired after this date, and except for the following Liens ("Permitted Liens").

            (i) Liens derived from any fiscal or labor obligation, or those created pursuant to the law, as long as the aforementioned were properly appealed through the corresponding proceedings and with respect to those for which reserves were established or any other kind of necessary provisions were created pursuant to Mexican GAAP, or those with respect of which, term to appeal according to applicable legislation, has not passed;

            (ii) Liens created as a consequence of legal easements, restrictions to the use of federal, local and municipal lands, easement rights and similar Liens over the goods of the Borrower or any of its Subsidiaries;

            (iii) Liens which existence derives from a judicial judgment or order from any court, unless such judgment is declared inadmissible or that its effects have been suspended by means of another judicial order within the 60 (sixty) calendar days following the date in which the Borrower or its corresponding Subsidiary have been notified of the judgment as a result of which, the corresponding Lien is created;

            (iv) Liens created prior to the execution of this Agreement;

            (v) Liens over the assets that Borrower or any of its Subsidiaries acquire in the future, which exist before the date of acquisition of such assets (or which were created just for their acquisition), as well as Liens created to guarantee the total or partial payment of the acquisition price of such assets or the Debt assumed to acquire such assets, in the understanding that (A) such Liens shall only cover the acquired assets or, if required by the document from which such Lien derived, any other assets which constitute improvements or goods acquired for an specific use related to the acquired goods (in the event the acquisition of entities, the Borrower or any of its Subsidiaries may constitute liens over the shares, equity parts or similar instruments which represent the share capital of the acquired entities or of those which, directly or indirectly, carry out the acquisition), and (B) in al such cases, such Liens may be created within the 9 (nine) days following, in the case of goods, the date of purchase or, in case of improvements, the date in which they are accomplished.

            (vi) Liens which renew, enlarge the term or substitute any of the Permitted Liens mentioned in section (v) above, provided that the amount of the debt granted by such Liens is not increased or that the term for its payment is not shortened and that such Liens do not cover other assets than the originally covered;

            (vii) Liens over securities that guarantee operations of "reporto" or repurchase obligations of such securities.

            (viii) Liens derived from the ordinary course of business of the Borrower or its Subsidiaries in accordance with the practices of such on the date of execution of this

Agreement, including the granting of sureties, letters of credit, cash or in kind deposits, among others;

            (ix) Liens by transporters, warehouse owners, employees, mechanics or any similar Liens derived from the law, which derive within the ordinary course of business and which guarantee obligations which are not due for more than 30 (thirty) days or which are being appealed pursuant to section (i) above;

            (x) pledges granted or deposits made within the ordinary course of business, in order to comply with the social security, employees' salary and unemployment insurance provisions, including pledges and/or deposits granted in favor of the Employees Housing Institute ("Instituto para la Vivienda de los Trabajadores") (INFONAVIT); Mexican Social Security Institute ("Instituto Mexicano del Seguro Social") (IMSS) and the Retirement Fund System ("Sistema de Ahorro para el Retiro") (SAR);

            (xi) Liens imposed or deposits made to guarantee (i) letters of credit, the compliance of offers, positions, commercial agreements, leases, licenses, legal or regulatory obligations, bank authorizations, legal or judicial bails, agreements entered with Governmental Authorities, compliance bails and any other obligation of the same nature incurred within the ordinary course of business and any other compensation right of banks which have not been exercised related to deposits made within the ordinary course of business and
(ii) indemnity obligations with respect to the sale, lease, assignment or any other transfer of any good or asset of the Borrower or any of its Subsidiaries;

            (xii) leases or subleases entered with third parties, that do not interfere in a relevant manner in the ordinary course of business of the Borrower in a consolidated way;

            (xiii) any interest or right of a lessor with respect to goods or assets subject to any kind of lease (including leases which are or shall be capitalized pursuant to Mexican GAAP applicable in Mexico or Capital Leases) or simple lease.

            (xiv) Liens over goods and assets of, or over shares which represent the capital stock of, or Debts of any company or entity which exists at the moment in which such company or entity is incorporated or becomes part of, a Subsidiary, as long as such Liens do not include goods or assets of the Borrower or any of its Subsidiaries, different from the goods or assets acquired;

            (xv) Liens in favor of the Borrower or any of its Subsidiaries;

            (xvi) Liens which guarantee reimbursement obligations with respect to the letters of credit which levy documents or any other goods or assets related to such letters of credit and the products and profits of such;

            (xvii) Liens in favor of custom and tax authorities derived from the law to guarantee the payment of custom fees related to the import of goods;

            (xviii) Liens which affect the initial deposits and on time deposits, and any other kind of Liens which are within the general scope of the industries activities and which have derived from activities within the Borrower's ordinary course of business, in each case, granting Debt under any Derived designed to protect the Borrower or any of its Subsidiaries from fluctuations of the interest rates or exchange rates, respectively, and entered without speculation purposes;

            (xix) Liens that arise from agreements which are subject to conditions, agreements without transfer of ownership, consignation agreements or similar agreements for the sale of the assets, entered into by the Borrower or any of its Subsidiaries within the ordinary course of business of the Borrower and of its Subsidiaries.

            (xx) Liens on Borrower or Subsidiary's rights to receive payments derived from the schedule of programs or movies, as well as of the profits of the same;

            (xxi) Liens in regards to the compliance and liquidation or cancel of the Borrower's or Subsidiary's Debt: and

            (xxii) Other Liens always that, along with the liens described in sections (i) and (xxi) above, cover the obligations which amount doest not exceed (a) USD$60,000,000.00 (sixty million dollars 00/100, US Cy.) or its equivalent in any other currency, or (b) 15% (fifteen percent) of Borrower's assets, whichever results greater.

      (c) Consolidations and Mergers. The Borrower, shall not, in one or more related transactions, (x) consolidate or merge (as merged or merging corporation) with any other Person, nor (y) directly or indirectly, transfer, deliver, sale, lease or in any other way dispose of all or substantially all of its properties or assets in favor of another Person, unless that, immediately after the transactions described in sections (x) and (y), becomes effective:

            (i) the Person that turns out or becomes incorporated by virtue of such consolidation of merger, in case is not the Borrower or any of its Subsidiaries, or the Person that acquires by means of a transfer, delivery, lease or any other legal concept, all or substantially all of Borrower's properties or assets (such Person, an "Assignee") (a) is a company duly incorporated and existent pursuant to the laws the United Mexican States, (b) and expressly undertakes, pursuant to a written agreement in the appearance and depth satisfactory to the Lender, Borrower's obligations pursuant to this Agreement and the other Credit Documents;

            (ii) in case that in any of such operations executed by the Borrower, it or its Assignee, whichever applicable, expressly agree to indemnify the Lender in connection to any tax, contribution or governmental lien imposed to the Borrower as a consequence of such transaction, regarding the payments pursuant to the Credit Documents;

            (iii) a Default or Event of Default have not occurred or continue immediately after such transaction becomes effective, including, for the effects of this paragraph (iii) the following events: the substitution of the Borrower by its Assignee and the treatment of any Debt or Lien incurred as a result of such operation by the Borrower or any Borrower's Assignee, or by any of Borrower's Subsidiary, as if incurred in the precise moment of such operation (in the intelligence that any Debt or Lien incurred by the Assignee prior such merger and not related to the same, shall not be deemed as a Debt or Lien for the effects of this Agreement); and

            (iv) the Borrower have delivered to the Lender a certificate of an officer in which it sets forth that such consolidation, merger, delivery, sale, transfer or lease, as well as the agreement with respect to such operation, is in compliance with the applicable provisions of this Twelfth Clause and that all conditions established in this Agreement in connection with such operation have been fulfilled.

      (d) Disposal of Assets. Neither the Borrower nor its Subsidiaries may sale, lease or in any other way dispose of its necessary assets for the management of Borrower's main business (including the shares or partnership interests representative of the capital stock of any Subsidiary, in case that such Subsidiary is relevant to the management of Borrower's main business), except for those disposals which not cause a Relevant Adverse Effect to (i) stock, accounts to settle in connection to the business and exceeding assets to the necessities of the Borrower's business or that for its own nature are sold by the Borrower or its subsidiaries in the ordinary curse of its businesses without being considered as surplus, (ii) assets which are not in use, can not be used or can not be kept for its use in regards to diverse operations, (iii) other assets, as long the product of the disposal of such assets is withheld by the Borrower or such Subsidiary, whichever the case is, and as soon as possible, after such disposal (but in any case within the following 90 (ninety) days after such disposal), such product is applied to (1) expenses derived from goods, plants and equipments used in the Borrower's business; or (2) the payment of the Borrower's or Subsidiaries' Debt, guaranteed or not; or (3) [ordinary expenses incurred in as part of Borrower's or its Subsidiaries' business].

      The Borrower shall make its Subsidiaries (as long the Disposal of Assets of such Subsidiary produce a Relevant Adverse Effect) to comply with the provisions of this paragraph (d).

      (e) Change in Nature of the Business. Neither the Borrower nor its Subsidiaries may perform, nor allow any of its Subsidiaries to perform a substantial change in the way and nature of their main activities as they are carried out as of date of this Agreement, (if such change causes a Relevant Adverse Effect in the case of Subsidiaries), except for those changes performed as the result of technological innovations, the changes due to the own the nature of the industry or as a result of the natural spin for the companies that provide services of pay satellite television.

      (f) Investment. (a) Neither the Borrower nor its direct or indirect Subsidiaries may make or maintain investments in any Person besides those companies that as of this date are Subsidiaries of the Borrower or its Subsidiaries except for those cases in which, as a result of such investment, it is foreseen that a Relevant Adverse Effect will not be caused; nor perform loans to persons besides the Subsidiaries or the Borrower except for those loans that the Borrower or its Subsidiaries perform in the ordinary curse of the options of its business with their commercial counterparts, or are performed with the intention to make more efficient, improve, modernize and give continuity to the business of telecommunications and related services in whole or in part, in the understanding that the authorized loans pursuant to this section shall always be granted according market conditions. All investment or loan performed by the Borrower and its Subsidiaries for the purposes of increasing, modernizing, improving and expanding its telecommunication business and other related business is permitted.

      (g) Debt with Affiliates. Neither the Borrower nor its Subsidiaries may undertake a Debt with Affiliates, except for (i) Debt that is subordinated to the Loan; (ii) Debt that derives from commercial transactions and all of the payments to be performed in the normal curse of business of the Borrower or its Subsidiaries; (iii) Debt existent as of the date of execution of this Agreement; and (iv) Debt which specifically is determined to be paid through the subscription of Capital Stock of the Borrower or its Subsidiaries;

      (h) Dividends. The Borrower shall pay dividends in cash or in kind, without the Lender's prior written consent, as long as the Consolidated Leverage Rate does not exceed 3:1. However, such limitation shall not be extensive to the Borrower's subsidiaries, which may pay dividends if so approved by their competent corporate bodies.

      THIRTEENTH. Conditions Precedent for the Obligation of the Lender and the Performance of the Disbursement.

      (1) The Borrower shall deliver to the Lender the Notice of Disbursement until the Lender has received the following documents, in form and depth satisfactory to Lender:

            (i) this Agreement, legally subscribed by Borrower and the Guarantors;

            (ii) certified copies of the public deeds which contain (1) the corporate by-laws in full force and effect of the Borrower and Televisa, and (2) the powers of attorney of the legal representatives of the Borrower and Televisa subscribing this Agreement, the Surety and the Promissory Notes;

            (iii) copy of the by-laws of NewsCorp (or similar document pursuant to the corresponding laws), certificates of NewsCorp's secretary, as well as the power of attorney (or similar document pursuant to the corresponding laws) of the legal representatives of NewsCorp subscribing this Agreement, the Corporate Guaranty and the Promissory Notes;

            (iv) the consolidated and audited financial statements as of December 31st, 2003 and the consolidated internal financial statements as of September 30, 2004, in both cases, of the Borrower;

            (v) legal opinion issued by the legal adviser of NewsCorp to Lender's satisfaction substantially in the form attached hereto as Exhibit G.

      (2) The obligation of the Lender to grant the Loan to the Borrower and the right of the Borrower to perform the Disbursement, are subject to the fulfillment of the following conditions:

            (i) that the Borrower delivers to the Lender the Notice of Disbursement, subscribed by the Borrower's Responsible Officer, pursuant to the provisions of Clause Third of this Agreement which shall contain the following representations:

                  (1) that there is no Default or Event of Default as of the Disbursement Date and that none of the above will result as a consequence of the Disbursement; and

                  (2) that the Representations made by the Borrower and, to the extent of his knowledge, by the Guarantors, are true and correct as of the date of the Notice of Disbursement, except when such Representations make reference to a specific date, in which case they shall have been true in the specific date mentioned.

            (ii) that the Borrower delivers, on the Disbursement Date, the Promissory Notes in favor of the Lender for the amount of the Loan, legally subscribed by the Borrower and by the Guarantors in their capacity of guarantors in accordance to the provision of section (c) of Clause Third;

            (iii) that a Default or Event of Default does not exist or continues as of the Disbursement Date and that as a consequence of the Disbursement, a Default or Event of Default will not occur; and

            (iv) that the Representations of the Borrower and of the Guarantors are true in all of its material aspects as of the Disbursement Date, except when such Representations make reference to an specific date, in which case they shall have been true in the specific date mentioned.

      FOURTEENTH. Events of Default. The Lender is entitled to accelerate the term for payment of the unpaid balance of the Loan and its accessories (in such case, the Borrower and the Guarantors, limited to the Guaranteed Percentage by each one in accordance to this Agreement, shall pay the total pending amount of the Loan and its accessories), by means of a written notice delivered to the Borrower and the Guarantors pursuant to Clause Nineteenth (b) at least 3 (three) Business Days in advance, prior to the date in which the corresponding term to remedy an Event of Default expires in accordance to this Agreement, in any of the following events (each of one of such events, an "Event of Default"), without demand, judicial resolution or diligence, all of which are hereby expressly waived by the Borrower and its Guarantors, in the intelligence that in case of remedying such Event of Default within the term set forth to remedy and Event of Default, such written notice shall not be valid:

      (a) Failure of Payment. If the Borrower (i) does not make any payment of the principal when due in accordance to this Agreement, or (ii) does not make any payment of interests or any other amount when due pursuant this Agreement, in both cases within the following ten (10) Business Days after the date in which such payments should have been made.

      (b) Representations. If any representation or certification made by the Borrower herein or in any other Credit Document, or made by any Guarantor contained herein, in the Surety or in the Corporate Guaranty or any other of the foregoing in any certificate, document, financial statement delivered pursuant to this Agreement or with nay other Credit Document, as applicable, results to be false in any material aspect, as of time made, and if such error is not corrected within a term of 30 (thirty) calendar days as of the (i) the date in which any officer from the Legal Department or from the Management and Finance Vice presidency (or its equivalent) of the Borrower or any of such of the Guarantors, as applicable, have knowledge of such error, or (ii) the date in which the Lender notify in writing to the Borrower of such error, whichever occurs first.

      (c) Specific Defaults. If the Borrower or any of the Guarantors (with respect to this ones only with respect to their obligations set forth in Clause Tenth and for the cases of section (a), subsection (i) and section (n) of Clause Eleventh where such obligations are specified as Guarantors obligations), as applicable, breaches any of its obligations provided in Clause Eleventh, paragraphs (a), (b) sections (i), (f), (i),(j), or (n) or in Clause Twelfth and such incompliance is not relieved within a term of 30 (thirty) calendar days as of (i) the date in which in which any officer from the Legal Department or from the Management and Finance Vice presidency (or its equivalent) of the Borrower or any of such of the Guarantors (only in the case is an obligation specifically set forth as theirs) have knowledge of such incompliance, or (ii) the date in which the Lender delivers to the Borrower a written notice providing and certifying the existence of such incompliance, whichever occurs first.

      (d) Other Defaults. If the Borrower breaches any of its affirmative and negative covenants contained herein or in any other Credit Document (other than the mentioned in sections (a) and (b) above), and such incompliance is not relieved within a term of 30 (thirty) calendar days as of (i) the date in which any officer from the Legal Department or from the Management and Finance Vice presidency (or its equivalent) have knowledge of such incompliance, or (ii) the date in which the Lender delivers to the Borrower a written notice providing and certifying the existence of such non-fulfillment.

      (e) Default of Other Agreements. (i) If the Borrower or any of its Subsidiaries ceases to pay the principal, upon its expiration, of any Debt or breaches its obligation to guarantee and pay any Derivative in a transaction or series of transactions connected or not, and if such breach is in the amount greater than USD$50'000,000.00 (fifty million dollars US Cy) or its equivalent in any other currency applicable to the obligation, and in any case, such breach continues during fifteen (15) Business Days after concluding the remedy terms, which in such case were agreed in the corresponding instruments, agreements or documents, or (ii) if a breach, event of default, or any other event or circumstance occurs pursuant with any instrument or agreement in connection with any Debt or Derivative of the Borrower or its Subsidiaries, in both cases, in a transaction or series of operations connected or not, which default results in the maturity (automatic or as a result of the action of any Person) of the principal balance of such Debt or of the Termination Value of such Derivative always as the result of such breach exceeds the USD$ 50,000,000.00 (fifty million dollars US Cy) or its equivalent in any other currency applicable to the obligation and such breach continues during fifteen (15) Business Days after concluding the remedy terms, which in such case were agreed in the corresponding instruments, agreements or documents.

      (f) Voluntary Insolvency. If the Borrower or any of its Subsidiaries (as long the effect of such Subsidiary, in such case, produces a Relevant Adverse Effect) initiates a voluntary proceeding in order to dissolve, liquidate, begin an insolvency contest ("Concurso Mercantil"), or any other remedy in connection to itself or any of its Debts in accordance to any law or proceeding regarding bankruptcy, insolvency, "Concurso Mercantil", or any similar present or future law or proceeding, or seeks the appointment of a fiduciary, bankruptcy trustee, liquidator, depositary or any other officer of similar nature in connection to itself or any other material part of its main assets for the effects of conducting its main business, or in any other bankruptcy proceeding, "Concurso Mercantil" or other similar initiated against him, or have to carry our a general transfer of its total assets in favor of its creditors, or find itself in general breach in the payment of its matured debts, or take any other curse of corporate action to authorize any of the above.

      (g) Involuntary Insolvency. If any involuntary proceeding is initiated against the Borrower or any of its Subsidiaries (as long the effect of such Subsidiary, in such case, produces a Relevant Adverse Effect) for the purposes to arrive to its liquidation or "Concurso Mercantil" or seeking the appointment of a fiduciary, bankruptcy trustee, liquidator, depositary or any other officer of similar nature and if in relation to such involuntary proceeding a definitive order or judgment resolution is formally issued declaring the bankruptcy, liquidation or "Concurso Mercantil" or the appointment of a fiduciary, bankruptcy trustee, liquidator, depositary or any other officer of similar nature against the Borrower or any of its Subsidiaries (as long the effect of such Subsidiary, in such case, produces a Relevant Adverse Effect) pursuant with any bankruptcy, "Concurso Mercantil" or of any other similar nature present of future law or in any other bankruptcy proceeding, "Concurso Mercantil" or other similar initiated against him, and the Borrower or any of its Subsidiaries, as the case may be, does not file a petition, appeal the corresponding procedure or the appointment of the officer, in a term of thirty (30) Business Days staring in the date in which it receives the notice of such petition, procedure or appointment, as the case may be.

      (h) Judgment. If judgment resolution or resolutions, which does not admit remedy, are pronounced, with respect to the payment of money in an amount greater than USD$50,000,000.00 (fifty million dollars 00/100, US. Cy) or its equivalent in other currencies, against the Borrower and/or one or more of its Subsidiaries, and such judgment resolution or resolutions are not nullified, guaranteed or complied in whole within the following 30 (thirty) calendar days after they were pronounced.

      (i) Expropriation. If any Governmental Authority (i) nationalizes, takes possession, intervenes or in any other way expropriates, all or a material part of the properties and assets of the Capital Stock of the Borrower or any of its Subsidiaries (as long the effect of such Subsidiary, in such case, produces a Relevant Adverse Effect or (ii) carries out any act which not allows the Borrower comply with their obligations pursuant to the Credit Documents).

      (j) Moratorium, Currency Availability. If a moratorium is declared in connection with any Borrower's Debt which non-fulfillment causes a Relevant Adverse Effect which may result in the incompliance of the payment obligations by Borrower in accordance with this Agreement.

      (k) Reduction of Guarantors' Credit Rating. If the credit rating that the Guarantors have as of the date of the execution of this Agreement (that for Televisa is BBB- and Baa3 granted by S&P and Moody's respectively, and in the case of NewsCorp is BBB- and Baa3 granted by S&P and Moody's respectively) or of any substitute Guarantor in accordance with this Agreement starting on the date of such substitution, is reduced in two or more notches pursuant to the pertinent scale of measure (the "Reduction of the Credit Rating"), unless (i) the Borrower proves to have in such date Investment Grade from Moody's or S&P ; or (ii) the

Borrower have a Consolidated Leverage Rate equal or superior to 2 to 1 and an Interest Coverage Rate equal or superior to 4 to 1 calculated as of the last trimester following the date in which such credit rating of any of its Guarantors has been reduced, or (iii) the corresponding Guarantor is replaced for other reasonably accepted by the Lender, which shall occur within a term that does not exceed thirty (30) day starting on the date on which the credit rating of the Guarantor to be substituted occurs; in the understanding however, if the reduction of the credit rating only affects one of the Guarantors, then the Event of Default shall only be effective regarding, and only cause the payment of the corresponding portion guaranteed by such Guarantor.

      In case any of the Events of Default provided in paragraphs (f) or (g) of this Clause occurs in connection with the Borrower, the outstanding amount of the Loan (jointly with the accrued and unpaid interests) and all other obligations of the Borrower pursuant with this Agreement shall be deemed immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and with not need of notice of any other further action by the Lender.

      The Lender acknowledges and agrees that in an event of Default of the obligations expressly undertaken in this Agreement by only one of the Guarantors, and such Default is an Event of Default, such Event of Default shall only be effective regarding, and only cause the payment of the corresponding portion guaranteed by such Guarantor, with not need for the Guarantor in compliance to respond for such amount of the Loan to be paid.

      FIFTEENTH. Discounts; Transfers. (a) The Lender is authorized to transfer, participate or in any other way of negotiation, event prior the expiration of this Agreement or of any Promissory Note, the Loan granted hereunder and of any Promissory Notes, prior written consent of the Borrower and the Guarantors, which shall not be unreasonably denied and in the intelligence that the transfer shall be deemed tacitly accepted, if no reply is received by the Lender within the following 10 (ten) Business Days after delivering the notice to the Borrower and to the Guarantors about such transfer and in the understanding that any cost, tax or withhold derived from such transfer to the expense of the Borrower or the Guarantors or an increase in the cost, tax or withhold shall be covered in its totality by the lender. For the effects of this Clause, the transferee, participant or purchaser shall be a Mexican credit institution residing in Mexico for tax purposes.

      (b) All transfer or participation made pursuant to this Clause shall me performed for a minimum amount of $100,000,000.00 (one hundred million pesos 00/100 Mexican currency) with increases of $10,000,000.00 (ten million pesos 00/100 Mexican currency), every increase also subject to the prior written authorization of the Lender and the Guarantors pursuant to section (a) above.

      (c) The Borrower and each Guarantor shall, at Lender's request, substitute any Promissory Note issued pursuant with this Agreement, in case the Lender so requests as reason of the transfers or participation made in accordance to this Clause. Notwithstanding the foregoing, the Borrower and the Guarantors shall not have the obligation to perform such substitution if it is not against the delivery of the Promissory Note to be substituted or through a final resolution of a competent Governmental Authority ceasing the effects of the Promissory Note to be substituted.

      (d) For the case of a Guarantor substitution or the change of the Guaranteed Percentages, the substitute guarantor shall, at the Lender's request, substitute any Promissory Note, the Surety or the Corporate Guaranty, as the case may be, issued in accordance to this Agreement, in case that the Lender requires it as a result of such substitution or in case the Direct TV Purchase is carried out. Notwithstanding the foregoing, the Borrower and the Guarantors shall not have the obligation to perform such substitution if it is not against the delivery of the Promissory Note to be substituted or through a final resolution of a competent Governmental Authority which ceases the effects the Promissory Note to be substituted and the termination of the Surety and/or the Corporate Guarantee to be substituted.

      (e) Such assignments or participations shall not constitute any novation of the Loan. Since any of such assignments or negotiations, the assignee, participant or authorized purchaser will be considered as "Lender" for the effects of this Agreement and the Credit Documents.

      (f) Except for the Direct TV Purchase or the substitution of the Corporate Guarantee of NewsCorp by Direct TV, neither the Borrower nor the Guarantors shall assign their rights or delegate their obligations under the terms of this Agreement or the Promissory Notes save to entities with similar credit qualifications to those of Borrower's and Guarantors', in this last case with the previous and written consent of the Lender, which shall not be unjustifiably denied.

         (g) The Lender shall transfer or in any other way negotiate the Loan or the Promissory Note(s) without attending to the restrictions expressly established in this Clause, in case an Event of Default arises and the period to rectify such event established for each case in Clause Fourteenth have expired and non of the Guarantors has made the payment within the thirty (30) days following the corresponding request by the Lender to the Guarantors, provided that (i) such assignment shall only be performed in favor of financial institutions or insurance companies duly incorporated and operating in Mexico (with the exception of those institutions that are part of Grupo Salinas, (ii) any cost, expense, tax or fiscal duty that results of such assignment shall be totally covered by the Lender and (iii) in case that the Event of Default is as a result of the incompliance of any of the Guarantors to its specific obligations pursuant this Agreement, only the Guaranteed Percentage by such Guarantor shall be assignable in the terms set forth in this section, and the other Guarantor will have no responsibility or obligation over such assigned portion of the Loan.

      SIXTEENTH. Compensation. In case that in any date in which the Borrower shall pay to the Lender any amount pursuant to this Agreement and the Borrower or the Guarantors breaches this obligation of payment, the Borrower, within the scope of Law, authorizes and indefeasible empowers the Lender to (1) charge to any account which the Borrower maintain with the Lender, including with no limitation, deposits and/or accounts on demand, of savings, in installments, provisional or finals, any investment accounts, including specially the amounts maintained by the fiduciary division of the Lender in favor of the Borrower in accordance to any investment agreement, (2) compensate any debt that the Lender could have to its favor and on Borrower's expense for any concept pursuant to this Agreement, precisely until a quantity of equivalent amount to the non-paid quantity to the Lender without the need of requirement, notice or claim.

      The Lender shall notify to the Borrower, given the case, as soon as possible, of any charge or compensation performed pursuant to this Clause, in the understanding that failure of such notification shall not affect in any way the effectiveness of such charge or compensation. The right of the Lender in accordance with this Clause is additional to any other right (including other compensation rights) that the Lender may have.

      SEVENTEENTH. Credit Information. (a) For the purposes of the observance of the provisions of the Law to Regulate Credit Information Corporations, the Borrower and the Guarantors in this date delivers to the Lender an authorization letter duly signed by it(s) legal representative, which is attached hereto as Exhibit J [please provide], in order to authorize the Lender to perform periodic queries to credit information institutions regarding the credit background of the Borrower and the Guarantors, as well as to be authorized to provide to such credit information institutions, information related to the Borrower and the Guarantors. [RH&M to be reviewed if this document is required of NewsCorp]

      (b) Besides the persons and authorities referred to in Articles 93 and 117 of the Credit Institutions Law, the Borrower and the Guarantors authorizes the Lender to divulge the information derived from the operations mentioned in this Agreement to (i) other financial entities integral parties of the financial group to which the Lender belongs (exclusively to the permitted extend of the Credit Institutions Law), and to the person which maintains the direct or indirect control of the Lender, (ii) regulatory authorities of the jurisdiction in which the person that holds the direct or indirect control of the Lender is incorporated, (iii) Mexican Bank, (iv) persons with whom the Lender enters into in accordance with Clause Sixteenth and (v) persons designated by the parties, by written means.

   EIGHTEENTH. Executory Instrument. This Agreement together with the billing note, certified by the Lender's accountant, constitutes executory instrument in terms of article 68 of the Credit Institutions Law.

   NINETEENTH. Notices. (a) For purposes of this Agreement, each party designates as its domicile to receive notices, the following:

Borrower:

Insurgentes Sur 694- 6 degrees piso
Colonia del Valle
03100 Mexico, D.F.
Telephone.: (55) 5448-4131
Fax: (55) 5448-4047
Attention:
          Management and Finance Vice-president
cc:       General Counsel

Guarantors:

Grupo Televisa, S.A.
Avenida Vasco de Quiroga 2000

Edificio A, Cuarto Piso
Colonia Zedec Santa Fe
Mexico, D.F., 01210
Telephone: (55) 5261-2000
Fax: (55) 5261-2546
Attention:  Salvi R. Folch Viadero
            Management and Finance Vice-president
cc:         Joaquin Balcarcel Santa Cruz
            Television Legal Vice-President

News Corporation
1211 Avenue of the Americas
New York, NY 10036
Telephone: (212) 852-7017
Fax: (212) 852-7145
Attention: General Counsel

Lender:
Avenida Paseo de la Reforma 156
Colonia Juarez
C.P. 06600, Mexico, Distrito Federal
Telephone: (55) 5721-6373
Fax: (55) 5721-2393
Attention:  Corporate Banking Direction
cc:         General Counsel
Telephone:  (55) 5721-6283
Fax:        (55) 5721-6280

(b) All notices, requests and demands to or upon the respective parties hereto shall be in writing and delivered in person, to the domiciles set forth in this clause either by registered or certified mail, return receipt requested, by courier or facsimile transmission upon confirmation of request. Unless the parties notify their change of domicile and/or facsimile number in the above terms, in which case, the notices will be delivered to such new domicile and/or facsimile number. The notices delivered under these terms, will be effective since the moment in which they are received; in this act the parties waive to the use of electronic or optic means, as well as any other form of technology, except for facsimile.

(c) Until a notice in writing consisting of a change in domicile, the notices, request and all other judicial and extra judicial diligences performed at the appointed domiciles will be fully effective.

      TWENTIETH. Governing Law. This agreement shall be construed in accordance with and governed by the Laws of Mexico.

      TWENTY-FIRST. Jurisdiction. For everything related with the interpretation and fulfillment of the obligations contained herein and the Promissory Notes, the parties hereby submit to the jurisdiction of the courts sitting at the Federal District of Mexico and waive any jurisdiction to which it may be entitled to by reason of their present or future domicile.

      TWENTY-SECOND. Costs and Expenses. The Borrower shall pay to Lender on demand all reasonable and documented costs, expenses, including cost and expenses of the external attorneys of Lender in connection with the preparation and execution of this Agreement, the Surety, the Corporate Guaranty, the Promissory Notes or any other agreement or document executed or subscribed pursuant to this Agreement, provided that such expenses shall be paid up to USD$15,000.00 (fifteen thousand dollars 00/100, US Cy). If the Credit Documents are not executed or if the Disbursement is not made before December 10, 2004, and such is caused by the Borrower, it shall pay the amount of up to USD$5,000.00 (five thousand dollars 00/100, US Cy), for each month of delay with respect of such date, subject to the previous verification of such expenses.

            Furthermore, the Borrower shall pay to the Lender, during the immediate following 30 (thirty) calendar days to the demand, all reasonable and documented costs, expenses, including filing fees of the attorneys of Lender in connection with the amendments to this Agreement, the Surety, the Corporate Guaranty, the Promissory Notes or any other agreement or document executed or subscribed pursuant to this, as long as such amendment is requested by the Borrower or any Guarantor, with the express consent of Borrower, as well as any cost or reasonable expense duly justified, if applicable with respect to the non-fulfillment or the execution of this Agreement, the Surety, the Corporate Guarantee and the Promissory Notes, as long as the corresponding resolution is definitive and favorable to the Lender.

      TWENTY-THIRD. Amendments and Waivers. Any amendment to this Agreement, the Promissory Notes or any other document in connection with this Agreement, will only be considered valid if such is done in writing, signed by the Borrower, the Guarantors and the Lender. Any waivers of rights or obligations of the Borrower pursuant this Agreement will only be considered valid if such is done in writing, signed by the Borrower, the Guarantors and the Lender. If any of the parties did not exercise promptly or did not exercise the rights set forth in this Agreement, the Surety, the Corporate Guaranty or any Promissory Note, it shall not be considered, such shall not be considered as a waiver.

      TWENTY-FOURTH. Counterparts. This Agreement may be signed in 4 (four) originals, which shall constitute the same instrument.

      TWENTY-FIFTH. Headings. The parties agree that the headings of each of the Clauses are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      TWENTY-SIXTH. Exhibits. The parties agree that the Exhibits are an integral part of this Agreement as if they were included in the same, and that this Agreement shall be construed taking into account the contents of such Exhibits.

TWENTY-SEVENTH. Confidentiality. Lender agrees to maintain, during the term of the Agreement and even after its termination during the maximum term allowed by the Credit Institutions Law and pursuant to the provisions therein, in strict confidentiality, all the information and documentation in connection with the Borrower, and with respect to the

Guarantors, as the case may be, in the event they provide information pursuant to this Agreement, that has been provided in a written or oral form, directly or indirectly, prior or after the date hereof regarding this Agreement, and with the exception of the information that (i) has been obtained of sources other than the Borrower or Guarantors an which is not subject to obligations of confidentiality, (ii) is not of public domain or (iii) that is required by the Governmental Authority.

            For effects of this Agreement, the term confidential information includes any information which record is in ay type of material support, including without limitation, paper, cd-roms, diskettes, hard drives, cassettes, etc., provided by any of the parts or, any holding company, Subsidiaries or Affiliates of the other Parts, in any moment, including without limitation reports, data, and any other financial, accounting, economic, legal or commercial information.

[SIGNATURE PAGES]